UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2006

STRATFORD AMERICAN CORPORATION

(Exact Name of Registrant as Specified in Charter)

Arizona	000-17078	86-0608035

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2400 E. Arizona Biltmore Circle, Building 2, Suite 1270, Phoenix, Arizona	85016

(Address of Principal Executive Offices)	(Zip Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Registrant's telephone number, including area code: (602) 956-7809

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 30, 2006, at a special meeting of shareholders of Stratford American Corporation (“Stratford”), the Agreement and Plan of Merger, dated as of January 31, 2006, and amended as of April 20, 2006, by and among Stratford, JDMD Investments, L.L.C. (“JDMD”), Stratford Holdings Investment, L.L.C. (“Stratford Holdings”) and Stratford Acquisition, L.L.C. and the merger contemplated therein were approved and adopted by the holders of (a) a majority of the outstanding unaffiliated shares of Stratford’s common stock (those not owned, directly or indirectly, by Stratford or JDMD), and (b) a majority of the outstanding shares of Stratford’s common stock.

On May 30, 2006, Stratford Holdings filed Articles of Merger and a Plan of Merger with the Arizona Corporation Commission pursuant to which the merger was completed. The merger became effective upon the filing, at which time each share of Stratford’s common stock issued and outstanding immediately prior to the effective time of the merger, was converted into the right to receive $0.90 in cash, without interest, other than shares held in the treasury of Stratford or owned by JDMD which were cancelled without payment thereon.

As a result of the merger, Stratford’s common stock will be removed from quotation on the OTC Bulletin Board. Stratford expects to file a Form 15 with the Securities and Exchange Commission in order to deregister its common stock under the Securities Exchange Act of 1934, as amended. A copy of the press release issued by Stratford announcing the receipt of approval from Stratford’s shareholders and the completion of the merger is attached to this Current Report on Form 8-K and is incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	99.1 Press Release, dated May 30, 2006

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2006	STRATFORD AMERICAN CORPORATION

	By:	/s/ David H. Eaton

David H. Eaton
Chairman and Chief Executive Officer

3